As Filed with the Securities and Exchange Commission on August 23, 1996
                                                   Registration No. 333-________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 --------------

                               POWER SPECTRA, INC.
                       (Name of registrant in its charter)

                                 --------------

          California                                         94-2687782
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                               Power Spectra, Inc.
                                919 Hermosa Court
                               Sunnyvale, CA 94086
                                 (408) 737-7977
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 --------------

                                 Gordon H. Smith
                               Power Spectra, Inc.
                                919 Hermosa Court
                               Sunnyvale, CA 94086
                                 (408) 737-7977
            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of process)

                                 --------------

                                   Copies to:
                              Grover T. Wickersham
                                 Debra K. Weiner
                           Grover T. Wickersham, P.C.
                         430 Cambridge Avenue, Suite 100
                               Palo Alto, CA 94306

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If any securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [    ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.   [  X  ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [    ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.   [    ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box.   [    ]

================================================================================


                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                              Proposed                    Proposed
                                                               maximum                     maximum
  Title of each class of             Amount to             offering price                 aggregate              Registration
securities to be registered       be registered            per unit(1)(2)             offering price(2)               fee
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock (3)                    10,475,383                  $1.06                    $11,103,906               $3,828.93
- ------------------------------------------------------------------------------------------------------------------------------------


(1) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Proposed maximum offering price is based on the closing bid price of the Common Stock on the Electronic Bulletin Board on August 21, 1996.

(3) Registered for resale by certain Selling Shareholders.


================================================================================

         The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.


                                           POWER SPECTRA, INC.
                      Cross Reference Sheet Between Items of Form S-3 and Prospectus


 1.        Forepart of the Registration Statement and Outside
           Front Cover of Prospectus ..................................         Facing  Page;  Outside  Front
                                                                                Cover Page

 2.        Inside Front and Outside Back Cover Pages
           of Prospectus...............................................         Inside  Front  Cover  Page;  Outside
                                                                                Back Cover Page

 3.        Summary Information, Risk Factors and
           Ratio of Earnings to Fixed Charges .........................         Prospectus Summary; Risk Factors

 4.        Use of Proceeds ............................................         Prospectus Summary; Use of Proceeds

 5.        Determination of Offering Price ............................         Outside  Front Cover  Page;  Plan of
                                                                                Distribution

 6.        Dilution ...................................................         Not Applicable

 7.        Selling Security Holders ...................................         Selling Shareholders

 8.        Plan of Distribution .......................................         Inside  Front  Cover  Page;  Plan of
                                                                                Distribution

 9.        Description of Securities to be Registered .................         Description of Securities

10.        Interests of Named Experts and Counsel .....................         Legal Matters

11.        Material Changes ...........................................         Not Applicable

12.        Incorporation of Certain Information by Reference ..........         Information Incorporated by Reference

13.        Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities .............................         Not Applicable


Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   Subject to completion dated August 23, 1996

                                10,475,383 Shares
                               POWER SPECTRA, INC.
                                  Common Stock

         All of the 10,475,383 shares (the "Shares") of common stock, no par value (the "Common Stock") of Power Spectra, Inc. (the "Company") offered hereby are offered for resale by the holders thereof (the "Selling Shareholders"), or by their pledgees, donees, transferees or other successors in interest
(sometimes referred to as the "Sellers"). Of the Shares offered for resale by the Selling Shareholders (i) 5,418,373 Shares were acquired by certain Selling Shareholders in a private placement conducted during 1995 and 1996 (the "Common Stock Private Placement"), (ii) 645,757 Shares are issuable upon conversion of shares of the Company's Series A Preferred Stock, which were acquired by certain Selling Shareholders in exchange for then-outstanding convertible debentures in 1993; (iii) 1,476,302 Shares are issuable upon conversion of shares of the Company's Series B Preferred Stock, which were acquired by certain Selling Shareholders in a private placement in 1994 and 1995, (iv) 2,709,186 Shares are issuable upon exercise of warrants that were issued to investors in Common Stock Private Placement (the "Investors' Warrants"); and (v) 225,765 Shares are issuable upon exercise of warrants that were issued to the agents who assisted in the Common Stock Private Placement (the "Agents' Warrants"). The Sellers may offer and sell the Shares from time to time in brokerage transactions (which may include block transactions), in the over-the-counter market or negotiated transactions at prices and terms prevailing at the times of such sales, at prices related to such market prices or at negotiated prices. Such Shares may be sold directly to purchasers, through broker-dealers acting as agents for the Sellers or to broker-dealers who may purchase the Sellers' Shares as principals and thereafter sell the Shares from time to time in the over-the-counter market, in negotiated transactions or otherwise, or by a combination of these methods. Broker-dealers who effect these transactions may receive compensation in the form of discounts or commissions from the Sellers or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. See "Plan of Distribution."

         The Company will not receive any part of the proceeds from the resale of the Shares by the Sellers. The Company will, however, receive the net proceeds from the exercise of the Investors' Warrants, if and when they become exercisable and are exercised, and the Agents' Warrants, when and to the extent they are exercised. The Company will bear the costs relating to the registration of the Shares, estimated to be approximately $32,000. The Sellers and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company's Common Stock is currently traded in the non-Nasdaq over-the counter market under the symbol "PWSP." The closing bid price of the Company's Common Stock on the OTC Electronic Bulletin Board on August 21, 1996 was $1.06.

         The securities offered hereby are speculative, involve a high degree of risk and should not be purchased by any investors who cannot afford the loss of their entire investment or by persons who require current income. See "Risk Factors" on Page 7.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is       , 1996.

                             ADDITIONAL INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; at its Pacific Regional Office located at 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036; and at its Chicago Regional Office, 500 West Madison, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected and copied at public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at its principal office in Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to the exhibit for a more complete description of the matter involved.

                      INFORMATION INCORPORATED BY REFERENCE


         The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this
Prospectus:

               (i) The Annual Report on Form 10-K for the year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act (including documents incorporated therein by reference);

              (ii) The Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed pursuant to Section 13 of the Exchange Act;

             (iii) The description of the Company's Common Stock, no par value, contained in Form 8-A, filed pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company will cause to be furnished without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any documents described above, other than certain exhibits to such documents. Request should be addressed to: Power Spectra, Inc., 919 Hermosa Court, Sunnyvale, California 94086, Attention: Chief Financial Officer, telephone (408) 737-7977.

         No dealer, salesman or any other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts herein set forth since the date hereof.

- --------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section  21E  of  the  Securities  Exchange  Act of  1934.  The  forward-looking statements contained herein are subject to certain risks and uncertainties, including those discussed herein and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and Quarterly Report on Form 10-Q for the period ended June 30, 1996, that could cause actual results to differ materially from those projected or discussed. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                   The Company

         Power Spectra, Inc. (the "Company") develops, designs and markets a family of products that use proprietary high speed semiconductor devices that generate extremely rapid, high power electromagnetic impulses. The Company believes these products can significantly improve the performance of radar, communication and electronic warfare (AEW@) systems. The Company was incorporated in 1979 for the purpose of developing precise power switching devices capable of operating at voltages and speeds superior to conventional devices then available.

         Since the mid-1980's, the primary business focus of the Company has been the development of the Bulk Avalanche Semiconductor Switch ("BASS"), an optically-triggered, high-powered switch that has been developed and patented by the Company. The BASS technology has evolved from two important factors: the maturing of Gallium Arsenide ("GaAs") technology for high-speed semiconductor applications and the patented Bulk Avalanche process developed by the Company's founder. GaAs allows significantly faster electron travel in semiconductors and is much more resistant to radiation bombardment, a factor that is important in military and space applications.

         The BASS is a solid-state GaAs device roughly the size of a conventional power transistor and is triggered by a small external semiconductor laser diode. In its "off" state, very high impedance is achieved by the high purity of GaAs. Switching is achieved when electrons and holes are rapidly accelerated within the field of the device. By this means, the BASS changes from a non-conducting to a conducting state in approximately 20 trillionths of one second. Because conduction is enabled and controlled throughout the volume of the BASS, extremely high voltages can be controlled, presently in excess of 15 kilovolts. In addition, because of the uniform turn-on throughout the bulk of the BASS, very rapid turn-on, high voltage, high current pulses can be generated. The Company believes that the BASS can enable the development of high resolution imaging radar, new systems of electronic warfare and other applications.

         The Company's second generation GaAs switch, a PSIristorTM, has many of the BASS switch characteristics, but with differences in input power, cost and package size. The PSIristor is smaller, less costly to manufacture, more efficient and operates at lower power levels. From a customer's perspective, the Company's PSIristor bridges the gap between the BASS and conventional power semiconductors. The Company licensed its PSIristor technology from the Ioffe Physical-Technical Institute in St. Petersburg, Russia under a licensing agreement that includes the payment by the Company of licensing and R&D fees, as well as long-term sales royalties, also payable by the Company, in exchange for exclusive worldwide product marketing rights (except in the former Soviet Union).

         Since its inception, nearly all of the Company's revenues have come from defense-related research and development contracts related to BASS development and applications. The Company currently is seeking to exploit its technology in both military and commercial applications. Possible military applications include suppression of enemy air defenses, aircraft and tank self-protection, anti-ship defense, communication jammers, foliage and earth penetrating radar and secure communications systems. In commercial and industrial markets, the Company has identified a number of promising, new applications that include laser-based measurement systems, hazardous waste detection and subterranean oil and mineral detection for geological exploration. During 1996, the Company entered into two joint ventures, PEAC Airborne Technologies, Ltd. and LandRay Technologies, Inc., in order to develop and exploit new business opportunities which the Company believes are possible based upon its ultra-wideband ground penetrating radar ("UWB GPR") technology.


         The Company was incorporated in the State of California in 1979. Its principal executive offices are located at 919 Hermosa Court, Sunnyvale, California, and its telephone number is (408) 737-7977.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------



                                  The Offering

Common Stock Offered by the Selling Shareholders ......................    10,475,383 Shares

Common Stock Outstanding ..............................................    16,030,562 shares as of July 31, 1996(1)

Risk Factors ..........................................................    An investment  herein  involves a high degree of
                                                                           risk and should not be  considered  by investors
                                                                           who   cannot   afford  to  lose   their   entire
                                                                           investment. See "Risk Factors."

Use of Proceeds .......................................................    The Company  will  receive no proceeds  from the
                                                                           sale  of  the  Shares   offered  hereby  by  the
                                                                           Selling Shareholders

OTC Electronic Bulletin Board
  Trading Symbol ......................................................    PWSP


- ----------
(1) Does not include (i) up to 1,291,962 shares issuable upon exercise of outstanding options granted pursuant to the Company's stock option plans;
      (ii) up to 102,994 shares issuable upon exercise of certain outstanding warrants; or (iii) up to 2,122,059 shares issuable upon conversion of outstanding convertible Series A and B Preferred Stock. Also does not include up to 2,934,951 shares issuable upon exercise of warrants owned by the Selling Shareholders, 2,709,186 of which become exercisable only under certain conditions which the Company believes, but cannot guarantee, will not be satisfied, but if satisfied, will not be exercisable until no earlier than September 1997. Assuming conversion of all outstanding Series A and Series B Preferred Stock, the underlying shares of which are being offered for resale hereby by the Selling Shareholders, the Company would have 18,152,621 shares of Common Stock outstanding. Assuming, in addition, the exercise of all of the warrants, the underlying shares of which are being offered for resale hereby by certain of the Selling Shareholders (but no other warrants or outstanding options), the total number of shares of Common Stock outstanding would equal 21,087,572.


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------


                          Summary Financial Information

         The following table reflects selected financial data for the five fiscal years ended December 31, 1995. The selected financial data as of and for each of the years in the five-year period ended December 31, 1995, are derived from the audited financial statements of the Company. The financial statements as of December 31, 1995, and for the year then ended, have been audited by Grant
Thornton LLP, Independent Accountants, and are incorporated by reference into this Prospectus. The balance sheet as of December 31, 1994, and related statements of operations, stockholders' equity, and cash flows for the two years then ended, have been audited by Ernst & Young LLP, Independent Auditors, and are incorporated by reference into this Prospectus. The 1993 balance sheet data, and the 1992 and 1991 selected financial data presented below, were derived from the Company's audited financial statements for those periods, but are not presented elsewhere in this Prospectus or incorporated by reference. The summary financial data as of and for the six months ended June 30, 1995 and 1996 have been derived from the Company's unaudited financial statements which, in the opinion of management, reflect all adjustments (consisting solely of normal recurring adjustments), necessary for a fair presentation of the results for these periods and as of such dates. The summary financial data provided below for the six months ended June 30, 1996 are not necessarily indicative of the future results of operations or financial performance of the Company. The data set forth below should be read in conjunction with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q incorporated herein by reference.

Statements of  Operations Data:

                                                                                                           Six Months Ended
                                                   Year Ended December 31,                                      June 30,
                          ------------------------------------------------------------------------   ------------------------------
                               1991           1992         1993         1994              1995           1995*            1996*
                               ----           ----         ----         ----              ----           -----            -----
Total revenues ........   $  6,958,899   $ 5,635,697    $6,052,692   $  3,060,098    $  1,429,625    $    846,000    $    358,000
Net income (loss)
   applicable to common
   shares .............        262,408      (786,139)      146,293     (1,216,907)     (2,751,425)     (1,224,000)     (1,994,000)
Net income (loss) per .
   common share .......          $0.03        ($0.08)        $0.01         ($0.12)         ($0.25)         ($0.12)         ($0.13)
Weighted average
   shares outstanding .     10,056,027     9,801,598     9,890,553     10,014,163      11,181,541      10,063,486      15,075,640



Balance Sheet Data:

                                                             December 31,
                             ---------------------------------------------------------------------------
                                1991           1992           1993             1994             1995              June 30, 1996*
                                ----           ----           ----             ----             ----              --------------
Current assets ........      $2,565,759     $1,794,321     $1,908,681         $661,045       $2,929,050             $2,958,000
Current liabilities ...       1,102,283      1,729,520        524,393          585,769          962,314                879,000
Working capital .......       1,463,476         64,801      1,384,288           75,276        1,966,736              2,079,000
Total assets ..........       3,206,205      2,339,927      2,362,679        1,289,955        3,442,208              3,492,000
Long term debt ........         800,000             --             --               --               --                     --
Stockholders' equity ..       1,303,922        610,407      1,838,286          704,186        2,479,894              2,613,000

- -----------
*    In thousands, except per share information.
(1) Based upon the weighted average number of Common shares outstanding during the period, excluding shares issuable upon exercise of outstanding options and warrants or conversion of the Series A and Series B Preferred Stock. The effect of inclusion of such shares would be anti-dilutive.

         No cash dividends on Common Stock have been paid by the Company since its inception. The Company has no plans for payment of cash dividends on Common Stock in the foreseeable future, and intends to retain its earnings, if any, for the development of its business. The Company is required to pay cash dividends on its Series A Preferred Stock issued in 1994, and on its Series B Preferred Stock issued in 1995. Dividends payable on both series of the Preferred Stock on December 31, 1995 were $49,201 and were paid subsequent to year end.

- --------------------------------------------------------------------------------

                                  RISK FACTORS

         An investment in the Company involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following Risk Factors in evaluating an investment. Purchase of the securities offered hereby should not be considered by persons unable to afford the loss of their entire investment.

         This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results of operations could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

         History of Losses; Accumulated Deficit. Since its inception, the Company has generally operated at a loss as government contract revenues, which represent most of the historical revenues of the Company, and other sources of income were insufficient to cover general and administrative, research and development and other costs incurred by the Company. The Company recorded net losses of ($2,562,230), ($1,112,507) and ($786,139) for the years ended December 31, 1995, December 31, 1994 and December 31, 1992, respectively, and net income of $172,608 for the year ended December 31, 1993. At June 30, 1996, the Company had an accumulated deficit of approximately ($13,074,000). The Company expects that it will continue to incur losses for the foreseeable future and does not expect to become profitable until its contract revenues increase substantially from current levels or it begins to receive significant product sales and license and/or royalty income. There is no assurance that the Company will achieve profitable operations in the foreseeable future, if at all.

         Product Development and Enhancements. The development of high power switching components and products is a complex engineering effort involving significant risk. While the Company believes it has completed development of its core technology, significant additional development efforts must be made in order to achieve commercial acceptance of its products. There is no assurance that the Company will succeed in this effort.

         Complex Manufacturing Process. The manufacture of semiconductor-based power switching devices is highly complex and sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. The Company has periodically experienced yield problems, and there can be no assurance that these problems will not reoccur. Should the Company experience protracted production delays attributable to manufacturing complexity, its ability to deliver products would be materially affected.

         Historical Dependence on Boeing Relationship. From October 1988 through July 1994, the Company received approximately $23,500,000 in research funding from Boeing Electronics Company for development and enhancement of the BASS technology and products. In the years ended December 31, 1994, 1993 and 1992, the Company recognized revenues of $1,600,000, $3,100,000 and $3,700,000, respectively, in connection with the Boeing Research Agreement. Although the Company successfully completed several contracts throughout the duration of this relationship, during 1994, Boeing made the strategic decision to focus its resources on its missile and aircraft business. As part of this decision, Boeing reorganized its electronics company and consolidated it with its Defense and Space Group. The Company will have to look to alternative revenue sources to replace the revenues generated by the Boeing relationship, and there is no assurance that the Company will successfully be able to do so in the short-term, if at all.

         Dependence on Boeing Equipment. Boeing has granted the Company the right to use its equipment on a loaned basis for the Company's purposes, subject to annual renewal. Additionally, should the Company desire to acquire title and ownership of the loaned equipment, Boeing and the Company will attempt to negotiate appropriate consideration in return for the transfer of title and ownership. However, there is no assurance that an agreement satisfactory to the Company can be reached. If Boeing chooses to no longer loan the equipment to the Company, as it may do in its sole discretion, and an acceptable agreement for the Company's purchase of the equipment cannot be attained, the Company would be required to find alternative sources of equipment, either for purchase or rent, or would have to outsource its manufacturing while still in possession of a manufacturing facility. Any of these circumstances could cause delays in the manufacture and delivery of the Company's products and could have a material adverse impact on the Company's results of operations.

         Expiration of Air Force Contract. The Company's current cash position, together with anticipated cash flows from operations, is expected by management to be sufficient to finance the Company's operations through December 31, 1996. However, the Company's contract with the United States Air Force expires in June 1996, and such contract has been a significant source of revenues since it was awarded to the Company in 1990. The aggregate contract value has increased over the period of the contract, from the Phase I cost-plus-fixed-fee value of $5,192,744 to $10,517,881 as of February 8, 1995. With the termination of the Air Force contract, it will be necessary to find alternative sources of revenue, and there is no assurance that the Company will be successful in accomplishing this result. If the Company is not successful in replacing the revenue and cash generated by the Air Force contract, the Company, as presently sized, would continue to experience significant operating losses and significant negative cash flow. Eventually, the Company would be required to significantly reduce its operations. There can be no assurance that the Company's current level of operations will be able to be maintained.

         Dependence on Government Contracts. A material portion of the Company's business results from contracts with or for government agencies. The Company expects to continue to be dependent upon such contracts for a substantial portion of its revenues for the foreseeable future. Government contracts generally provide for the termination or adjustment of material terms of such contracts at the election of the government, and the government may pursue contractual, administrative, civil and criminal remedies for improper or illegal activities associated with obtaining and performing government contracts. Administrative remedies include suspension, debarment or ineligibility of all or part of a company from receiving government contracts and government-approved subcontracts. Any such action by the government could have a material adverse impact upon the Company's business. Moreover, general political and economic conditions, which cannot be accurately predicted, directly and indirectly affect the quantity and allocation of expenditures by governmental agencies. Therefore, cutbacks in the federal budget could have a material adverse impact on the Company's results of operations so long as the Company remains dependent on government contracts.

         Limitations on Protection of Intellectual Property. The Company believes its ability to compete effectively with other companies may be materially dependent upon the proprietary nature of its technologies. The Company holds a number of domestic patents covering various aspects of its BASS technology but has no patents or patent applications pending on its PSIristorTM technology. There is no assurance that any additional patents will be granted to the Company or that the Company's patents will provide meaningful protection from competition. Moreover, there can be no assurance that any patents will be upheld by a court should the Company seek to enforce its rights against an infringer or that the Company will have sufficient resources to prosecute its patent and other intellectual property rights. Furthermore, issuance of a valid patent does not prevent other companies from independently developing technology similar to the Company's, and there can be no assurance that any particular aspect of the Company's technology will not be found to infringe the claims of other existing patents. In addition to patent protection, the Company relies to a significant extent on proprietary know-how and trade secrets particularly with respect to its PSIristor, which it considers a highly proprietary invention. There can be no assurance, however, that others will not independently develop superior know-how or obtain access to know-how and trade secrets used by the Company that the Company now considers proprietary.

         Future Reliance upon Distributors. Historically, the Company has relied primarily upon a direct sales organization and, to a lesser extent, upon manufacturers' representatives to sell and distribute its commercial products. In order to materially increase revenues and achieve sustained profitability (of which there is no assurance) as the Company continues to commercialize its products, it expects that it will be required to depend to a far greater degree upon distributors. While any particular distributor may have an extensive distribution network, distributors typically represent other third-party suppliers, including competitors of the Company, to whom it may devote greater time, effort and attention. There can be no assurance that the Company will successfully establish the requisite distribution relationships or that those relationships will result in increased revenues.

         Competition. The markets for the Company's products are highly competitive and characterized by rapid technological change, sudden price fluctuations, rapid rates of product obsolescence, periodic shortages of materials and variations in manufacturing yields and efficiencies. The Company's competitive position is affected by all of these factors and by industry competition for effective sales and distribution channels. The Company's potential and existing competitors include major ultrasonic proximity sensor vendors, four of whom constituted approximately 67% of the market in 1993. Most of the Company's competitors have substantially greater financial, technical, marketing and other resources than does the Company. Principal competitive factors include price, performance and features. The Company expects that its markets will become more competitive in the future, and there is no assurance that the Company will be able to successfully compete in its selected markets.

         Need to Successfully Launch and Fund New Ventures. The Company believes it must continue to seek and obtain other sources of revenue to continue operations. As part of this strategy, the Company recently negotiated a joint venture, called PEAC Airborne Technologies, Inc. and completed the formation of a second joint venture, called LandRay Technologies, Inc. Both ventures will require additional funding in order to enable the Company and its joint venture partners to carry out their respective plans of operations.

         PEAC will initially seek $7,000,000 in equity financing. Upon successful completion of the offering, the Company will receive a portion of the net proceeds to develop its ultra-wideband ground penetrating radar ("UWB GPR") technologies. Failure of PEAC to raise the necessary financing will have a material adverse impact on the Company's revenues and cash flows.

         Although the Company has entered into the LandRay joint venture, its success is dependent upon demonstrating the feasibility of UWB GPR systems capable of locating and identifying minerals and oil and gas formations. There is no assurance that LandRay and the Company will be successful in this regard. Failure of LandRay and the Company to adequately demonstrate such feasibility will have a material adverse impact on the Company's revenues and cash flows.

         There can be no assurances that the proposed PEAC joint venture will be consummated, that the PEAC and LandRay joint ventures will be able to raise adequate funding on acceptable terms, that the Company will be able to successfully enter into any additional suitable partnership or joint venture arrangements or that such arrangements, when entered into, will prove to be beneficial for the Company and its shareholders. There also can be no assurance that the proposed joint venture agreements, if consummated, will generate sufficient revenues to replace the revenues previously generated by the Air Force contract. Failure to succeed in one or more strategic partnerships or joint venture relationships could have a material adverse effect on the Company's plan of operations and results.

         Potential Volatility of Stock Price. The market price of the Common Stock may be highly volatile. Factors such as variations in the Company's revenues, earnings and cash flow, and announcements of technological innovations or price reductions by the Company, its competitors or providers of alternative products and processes could cause the market price of the Common Stock to fluctuate substantially. In addition, the securities markets have recently experienced significant price and volume fluctuations that have particularly affected technology-based companies, and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock following this offering.

         No Assurance of Nasdaq Trading. The Company's Common Stock is currently traded in dealer transactions on the Electronic Bulletin Board maintained by the National Quotation Bureau, Inc., an over-the-counter market in which liquidity is typically limited and price volatility can be great. The Electronic Bulletin Board is generally considered to be a less efficient market because, among other reasons, it does not automatically provide real time quotation. The Company's Common Stock is currently not eligible for quotation on The Nasdaq SmallCap MarketSM as of the commencement of this offering, and there is no assurance that the Company will meet the eligibility requirements for quotation on Nasdaq in the foreseeable future. Until the Common Stock is approved for Nasdaq trading, if ever, holders of the Common Stock will be required to sell their securities through the facilities of the OTC Electronic Bulletin Board.


                                 USE OF PROCEEDS

         The Shares being offered hereby are being offered for resale by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest, and the Company will receive no proceeds from the resale of the shares of Common Stock being offered hereby.

         To the extent Selling Shareholders exercise the Investors' Warrants or the Agents' Warrants, of which there is no assurance, the Company will receive the exercise price applicable thereto. Such proceeds, if any, will be applied to working capital and used for general corporate purposes. The exercise price of the Investors' Warrants is not determinable as of the date of this Prospectus; the exercise price of the Agents' Warrants equals $1.32 per share.

                              SELLING SHAREHOLDERS

         An aggregate of 10,475,383 Shares of Common Stock may be offered by certain securityholders of the Company (the "Selling Shareholders") who acquired these Shares in private transactions. Of these Shares, (i) 5,418,373 Shares were acquired by certain Selling Shareholders in the Common Stock Private Placement in 1995 and 1996, (ii) 645,757 Shares are issuable upon conversion of shares of the Company's Series A Preferred Stock, which were acquired by certain Selling Shareholders in exchange for then-outstanding convertible debentures in 1993;
(iii) 1,476,302 Shares are issuable upon conversion of shares of the Company's Series B Preferred Stock, which were acquired by certain Selling Shareholders in a private placement in 1994 and 1995; and (iv) 2,934,951 Shares are issuable upon exercise of the warrants that were acquired in the private placement referred to in (i), including 225,765 warrants issued to agents who assisted in the placement.

         The Selling Shareholders may offer the Shares owned by them for sale as principals for their own accounts at any time and from time to time, in the over-the-counter market at prices prevailing at the time of sale. The Selling Shareholders may also offer the Shares in private sales at prices to be negotiated. The Company will not receive any of the proceeds from the sale of such securities. Selling Shareholders are not obligated to reimburse the Company any portion of the expenses incurred by the Company in this offering.


         The following table sets forth the name of each such securityholder for whom the Company is registering Shares of Common Stock for resale to the public and (ii) the number and percentage of shares of Common Stock beneficially owned by each such holder as of July 31, 1996 and after the offering (assuming the sale of all of their Shares offered hereby). To the extent the Shares represent shares issuable upon conversion of the Series A or Series B Preferred Stock, or shares issuable upon exercise of warrants, such conversion or exercise must take place prior to the sale of the Shares offered hereby. Material relationships between certain of the Selling Shareholders and the Company are set forth in the footnotes to the table. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. The footnotes follow the table.


                                         Beneficial Ownership                                      Beneficial Ownership
                                         Prior to Offering(1)                    Warrant            Following Offering
                                       -----------------------      Shares       Shares           ----------------------
                                        Number of     Percent       to be        to be            Number of      Percent
               Name                      Shares        Owned       Sold(2)       Sold(3)           Shares         Owned
- ---------------------------------       ---------     -------      -------       -------          ---------      -------
Smith Barney Security &
   Growth Fund(4)                       2,727,272       17.0%      2,727,272    1,363,636                 0           --
Banque Scandinave en Suisse(4)          1,020,000        6.4       1,020,000      510,000                 0           --
David J. Holmgren(5)                      794,364        4.8         794,364      200,000                 0           --

                                                                                                    (Continued on following page.)

                                       12

                                         Beneficial Ownership                                      Beneficial Ownership
                                         Prior to Offering(1)                    Warrant            Following Offering
                                       -----------------------      Shares       Shares           ----------------------
                                        Number of     Percent       to be        to be            Number of      Percent
               Name                      Shares        Owned       Sold(2)       Sold(3)           Shares         Owned
- ---------------------------------       ---------     -------      -------       -------          ---------      -------
First Interstate Bank for
   J. Haldan(6)                           678,196        4.1         408,196            0           270,000          1.7
David J. and Karen C.
   Holmgren(7)                            454,364        2.8         454,364            0                 0           --
Robert A. Leisses(8)                      410,010        2.6          97,510       32,750           312,500          1.9
William B. Cormack(9)                     361,245        2.2          89,628       54,538           271,620          1.7
Barry Reder(10)                           342,371        2.1         185,608       80,000           156,763            *
Robert Cromarty(11)                       290,248        1.8          40,819            0           135,409            *
Robert and Justyna Cromarty(12)           249,429        1.5         114,020       25,000           135,409            *
Vanna Cahill(13)                          236,874        1.5         236,874            0                 0           --
Anthony G. Andrikopoulos(14)              176,819        1.1          12,804            0           164,015          1.0
Oxcal Venture Fund, L.P.(15)              159,475          *         159,475       47,727                 0           --
Charles Schwab & Co., Inc.
   FBO Richard A.
   Williams IRA(16)                       158,177          *          12,804            0           145,373            *
Gene J. Kennedy(17)                       156,282          *          45,608       10,000            36,329            *
Michael L. Meyers(18)                     154,500          *          78,000       39,000            76,500            *
Michael I. Gamble(19)                     151,698          *           8,163            0           143,535            *
William B. Van Horn(20)                   147,787          *          57,618       54,538            90,169            *
James Piloni(21)                          107,228          *           9,796            0            97,432            *
Cal Central Trust, Ttee FBO
   Frederick S. Moore(22)                 100,861          *          51,861            0            49,000            *
Edgar E. Sharp                            100,000          *         100,000       50,000                 0           --
Paul and Laura Escobsa(23)                 91,000          *          63,000       31,500             8,000            *
Richard S. Smolan Trust                    90,000          *          90,000       45,000                 0           --
Alex. Brown & Co., Ttee FBO
   Barry Reder IRA(24)                     88,163          *          88,163       40,000                 0           --
Robert W. Lishman, Jr.(25)                 86,144          *          19,206       68,171            66,938            *
First Trust Corporation
   FBO Gene Kennedy(26)                    81,391          *          74,891            0             6,400            *
Peter M. Turner(27)                        68,812          *          38,412            0            30,400            *
Charles C. Thieriot
   Revocable Trust                         68,182          *          68,182       34,091                 0           --
European Industries
   Establishment(4)(28)                    64,020          *          64,020       21,250                 0           --
William T. Weyerhaeuser(28)                64,020          *          64,020            0                 0           --
C. Davis Weyerhaeuser(28)                  64,020          *          64,020            0                 0           --
Edward J. Lamb(29)                         54,233          *          12,804            0            41,429            *
Jeffry A. Bernstein                        50,000          *          50,000       25,000                 0           --
Hugh L. McEntire                           50,000          *          50,000       25,000                 0           --
B. Castle Smith                            50,000          *          50,000       25,000                 0           --
Gordon H. Smith(30)                        45,182          *          10,000        5,000            35,182            *

                                                                                                    (Continued on following page.)


                                       13

                                         Beneficial Ownership                                      Beneficial Ownership
                                         Prior to Offering(1)                    Warrant            Following Offering
                                       -----------------------      Shares       Shares           ----------------------
                                        Number of     Percent       to be        to be            Number of      Percent
               Name                      Shares        Owned       Sold(2)       Sold(3)           Shares         Owned
- ---------------------------------       ---------     -------      -------       -------          ---------      -------

DSLT, Inc.(31)                             40,819          *          40,819            0                 0           --
Frances Dinkelspiel and
    Gary Wayne                             40,000          *          40,000       20,000                 0           --
Henson L. Jones, Jr.(32)                   39,500          *          10,000        5,000            29,500            *
Steven Dinkelspiel                         37,000          *          37,000       18,500                 0           --
Paul Escobosa (33)                         37,000          *          20,000       10,000                 0           --
Richard D. James(34)                       32,010          *          32,010            0                 0           --
George H. Weyerhaeuser(34)                 32,010          *          32,010            0                 0           --
Elliott and Patricia Fox(35)               31,091          *          24,491            0             6,600            *
Hauser Revocable Family Living
   Trust(36)                               27,102          *           8,163            0            18,939            *
Sugarman Family Partners(37)               25,500          *          22,728       11,364             2,772            *
Patrick J. Shanahan(36)                    25,054          *           8,163            0            16,891            *
Gensler Family Trust(35)                   24,491          *          24,491            0                 0           --
Charles F. Lowrey Trust
   U/A 1/29/86(14)                         22,804          *          12,804            0            10,000            *
Jonathan R. Bass                           20,000          *          20,000       10,000                 0           --
Pensco Pension Services, Inc.
   FBO Paul Escobosa -
   IRA (38)                                17,000          *          17,000        8,500                 0           --
Michael B. Combs(39)                       15,156          *          10,000        5,000             5,156            *
William J. Skibbe                          15,000          *          15,000        7,500                 0           --
Kent T. Baum                               13,636          *          13,636        6,818                 0           --
Mitchell Milias(14)                        12,804          *          12,804            0                 0           --
James A. Johnson(14)                       12,804          *          12,804            0                 0           --
Nicholas David Holmgren(40)                20,000          *          20,000            0                 0           --
Alexander John Holmgren(40)                20,000          *          20,000            0                 0           --
Michael I. and Charlotte A.
   Gamble(41)                              10,000          *          10,000        5,000                 0           --
Katherine H. Reder (Barry
   Reder, Custodian,
   U/CUMGA)(42)                            10,000          *           6,000        3,000             4,000            *
Elizabeth S. Reder (Barry
   Reder, Custodian,
   U/CUMGA)(42)                            10,000          *           6,000        3,000             4,000            *
Melville P. Steil, Jr. Ttee of
   Johanna E. Steil Marital
   Trust(43)                                6,800          *           6,800        3,400                 0           --

                                                                                                    (Continued on following page.)


                                       14

                                         Beneficial Ownership                                      Beneficial Ownership
                                         Prior to Offering(1)                    Warrant            Following Offering
                                       -----------------------      Shares       Shares           ----------------------
                                        Number of     Percent       to be        to be            Number of      Percent
               Name                      Shares        Owned       Sold(2)       Sold(3)           Shares         Owned
- ---------------------------------       ---------     -------      -------       -------          ---------      -------
Melville P. Steil, Jr. Ttee of
   Johanna E. Steil Credit
   Trust(43))                               6,800          *           6,800        3,400                 0           --
Mary Elizabeth Cahill(44)                   6,402          *           6,402            0                 0           --
Ann Catherine Cahill(44)                    6,402          *           6,402            0                 0           --
Texas Capital Securities(45)                8,559          *               0       27,268             8,559            *
John Hewitt, Jr.(46)                      152,072          *           8,163            0           143,909            *
L. Thomas Murray, Jr.(14)                  22,804          *          12,804            0            10,000            *


- -----------
*     Less than 1%.

(1) Beneficial Ownership Before the Offering includes shares deemed to be beneficially owned by the Selling Shareholder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Such numbers and percentages do not include shares issuable upon exercise of warrants not yet exercisable, although certain of such shares are being registered hereby. Warrant shares included in this registration are included in a separate column. Assuming effectiveness of the registration statement of which this Prospectus is a part, certain of the warrants will be exercisable as of the effective date. Other warrants will not be exercisable unless certain conditions are satisfied, and in no event will they be exercisable until at least September 1997.

(2) Includes only actual shares of Common Stock owned and shares of Common Stock issuable upon conversion of outstanding Preferred Stock. Warrants shares included in this registration are included in a separate column.

(3)  Includes   shares   issuable   upon  exercise  of  warrants  not  currently
     exercisable.

(4) The beneficial ownership interests of the selling shareholder are widely held.

(5) Includes (i) 454,365 shares held jointly in the names of Mr. Holmgren and his spouse and (ii) 40,000 shares registered in the names of his minor children for whom Mr. Holmgren is custodian. Mr. Holmgren disclaims beneficial ownership of the shares owned by his minor children. See Notes
     (7) and (40).

(6) Includes 408,196 shares issuable upon conversion of outstanding Preferred Stock.

(7) Includes 394,364 shares issuable upon conversion of outstanding Preferred Stock. All of the shares owned by Mr. and Mrs. Holmgren jointly are included in the total beneficially owned by Mr. Holmgren alone. See Note
     (5).

(8) Includes (i) 10,000 shares owned by Mr. Leisses' spouse as to which he may be deemed to be the beneficial owner but as to which he disclaims beneficial ownership and (ii) 32,010 shares issuable upon conversion of outstanding Preferred Stock.

(9) Mr. Cormack acted as an agent in connection with the private placements of Common Stock, Series A Preferred Stock and Series B Preferred Stock. Share total includes (i) 89,628 shares issuable upon conversion of outstanding Preferred Stock and (ii) 27,173 shares issuable upon exercise of currently exercisable outstanding warrants.

(10) Includes (i) 25,608 shares issuable upon conversion of outstanding Preferred Stock; (ii) 88,163 shares held in Mr. Reder's individual retirement account, including 8,163 shares issuable upon conversion of outstanding Preferred Stock (see Note (24)), (iii) 10,000 shares owned by each of Mr. Reder's minor children, for whom he serves as custodian; as to which he may be deemed to be the beneficial owner and as to which he disclaims beneficial ownership (see Note (42)) and (iv) 48,600 shares held jointly with his spouse.



                                       15

(11) Includes (i) 40,819 shares issuable upon conversion of outstanding Preferred Stock and (ii) 249,429 shares jointly owned with spouse, including 64,020 shares issuable upon conversion of outstanding Preferred Stock. See Note 12. Shares Beneficially Owned Following Offering reflects sales by persons or entitles listed elsewhere in this table for whom Mr. Cromarty may be deemed to be the beneficial owner, as referred to in Note 12 herein.

(12) Includes 64,020 shares issuable upon conversion of outstanding Preferred Stock, but does not include shares owned in husband's name alone. See Note
     (11).

(13) Includes 236,874 shares issuable upon conversion of outstanding Preferred Stock.

(14) Includes 12,804 shares issuable upon conversion of outstanding Preferred Stock.

(15) Includes 64,020 shares issuable upon conversion of outstanding Preferred Stock. The beneficial owners of Oxcal Venture Fund, L.P. are Paul F. Shoen, Steven Birnbaum and Oxcal Venture Corp.

(16) Includes 12,804 shares issuable upon conversion of outstanding Preferred Stock. Mr. Williams is a member of the Company's Board of Directors.

(17) Includes (i) 40,000 shares  issuable upon exercise of outstanding  options;
     (ii) 25,608 shares issuable upon conversion of outstanding Preferred Stock; and (iii) 74,891 shares held in trust (see Note (26). Beneficial Ownership Following Offering reflects sales by persons or entities listed elsewhere in this table for whom Mr. Kennedy may be deemed to be the beneficial owner, as reflected in Note 26 referred to herein.

(18) Includes 7,500 shares held for the account of Mr. Meyer's by his employer's profit sharing plan.

(19) Includes (i) 10,000 shares held jointly with Mr.  Gamble's spouse (see Note
     (41)); (ii) 133,535 shares issuable upon exercise of outstanding stock options; and (iii) 8,163 shares issuable upon conversion of outstanding Preferred Stock. Mr. Gamble is a member of the board of directors of the Company.

(20) Mr. Van Horn acted as an agent in connection with the private placements of Common Stock, Series A Preferred Stock and Series B Preferred Stock. Share total includes (i) 57,618 shares issuable upon conversion of outstanding Preferred Stock and (ii) 27,173 shares issuable upon exercise of currently exercisable outstanding warrants.

(21) Includes (i) 9,796 shares issuable upon conversion of outstanding Preferred Stock and (ii) 11,432 shares held in Mr. Piloni's individual retirement account.

(22) Includes 51,861 shares issuable upon conversion of outstanding Preferred Stock.

(23) Includes (i) 17,000 shares held in Mr. Escobosa's individual retirement account (see Note (38)) and (ii) 20,000 shares held in Mr. Escobosa's individual name (see Note (33)). Beneficial Ownership Following Offering reflects sales by persons or entities listed elsewhere in this table for whom Mr. Escobosa may be deemed to be the beneficial owner, as reflected in the Notes referred to herein.

(24) Includes 8,163 shares issuable upon conversion of outstanding Preferred Stock. The total shares are included in the shares beneficially owned by Mr. Reder, individually. See Note (10).

(25) Mr. Lishman acted as an agent in connection with the private placement of Common Stock. Share total includes (i) 19,206 shares issuable upon conversion of outstanding Preferred Stock and (ii) 21,395 shares issuable upon exercise of currently exercisable outstanding warrants.

(26) Includes 74,891 shares issuable upon conversion of outstanding Preferred Stock. Share total is included in the shares beneficially owned by Gene Kennedy, individually. See Note 17. Mr. Kennedy is a member of the Board of Directors of the Company.

(27) Includes 38,412 shares issuable upon conversion of outstanding Preferred Stock.

(28) Includes 64,020 shares issuable upon conversion of outstanding Preferred Stock.

(29) Includes (i) 41,429 shares issuable upon exercise of outstanding stock options and (ii) 12,804 shares issuable upon conversion of outstanding Preferred Stock. Mr. Lamb is the Company's Chief Financial Officer and Corporate Secretary of the Company.

(30) Includes 20,000 shares issuable upon exercise of outstanding stock options. Mr. Smith is the Chairman of the Board and Chief Executive Officer of the Company.

(31) Includes 40,819 shares issuable upon conversion of outstanding Preferred Stock. DSLT, Inc. is a corporation with approximately 35 shareholders.


                                       16

(32) Includes 6,000 shares owned by Mr. Jones' spouse, as to which he may be deemed to be the beneficial owner but as to which he disclaims beneficial ownership.

(33) Includes (i) 17,000 shares held in Mr. Escobosa's individual retirement account; and (ii) 71,000 jointly owned with his spouse. See Note 23 and
     Note 38. Beneficial Ownership Following Offering reflects sales by persons or entities listed elsewhere in this table for whom Mr. Escobosa may be deemed to be the beneficial owner, as reflected in the Notes referred to herein.

(34) Includes 32,010 shares issuable upon conversion of outstanding Preferred Stock.

(35) Includes 24,491 shares issuable upon conversion of outstanding Preferred Stock.

(36) Includes 8,163 shares issuable upon conversion of outstanding Preferred Stock.

(37) Michael Sugarman, M.D. is the General Partner of Sugarman Family Partners.

(38) Share total for Pensco Pension Services, Inc. is included in shares beneficially owned by Paul and Laura Escobosa (see Note 23) and Paul Escobosa, individually (see Note 33).

(39) Includes 5,156 shares issuable upon exercise of outstanding stock options. Mr. Combs is the Assistant Controller of the Company.

(40) Shares are included in the total beneficially owned by David and Karen Holmgren (see Note 5) and David Holmgren, individually (see Note 7) for whom Mr. Holmgren serves as custodian.

(41) Shares are included in the total beneficially owned by Michael I. Gamble, individually. See Note 19.

(42) Shares are included in the total beneficially owned by Barry Reder, who serves as custodian for his minor children. See Note 10.

(43) The Johanna E. Steil Marital Trust and the Johanna E. Steil Credit Trust are trusts for the benefit of Peter Steil and members of his family. Other shares deemed to be beneficially owned by Mr. Steil include (i) 1,000 shares in trust for his minor son; (ii) 1,000 shares in trust for his minor daughter; (iii) 1,500 shares owned by his spouse; (iv) 11,500 shares owned by him individually; (v) 3,700 shares held as custodian for his minor son;
     (vi) 5,700 held as custodian for his minor daughter; and (vii) 1,000 shares owned by his mother-in-law.

(44) Includes 6,402 shares issuable upon conversion of outstanding Preferred Stock.

(45) Texas Capital Securities acted as agent in connection with the private placements of Common Stock and Series B Preferred Stock. Includes 8,559 shares issuable upon exercise of currently exercisable warrants. The beneficial owners of Texas Capital Securities are Albert Sydney Bowers, III, Patrick Smetek, David Smetek, Thomas Buckley, Thomas Recklang and Mike McGinnis.

(46) Includes (i) 8,163 shares issuable upon conversion of outstanding Preferred Stock; and (ii) 40,000 shares issuable upon exercise of outstanding stock options. Mr. Hewitt is a member of the Company's Board of Directors.


                              PLAN OF DISTRIBUTION

         This Prospectus covers the resale of all or a portion of the Shares by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges (if the Common Stock is then listed, which it is not as of the date hereof) or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(iii) an exchange distribution in accordance with the rules of such exchange, if the Company's Common Stock is then listed on an exchange, which it is not as of the date hereof; (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iv) in negotiated transactions or otherwise, or a combination of such methods. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale.

         The Company will amend or supplement this Prospectus in the following circumstances and to the following extent: (i) if the securities are to be sold at a price other than the prevailing market price, to disclose such price; (ii) if the securities are to be sold in block transactions and the purchaser intends to resell, to disclose the nature and extent of such arrangements; or (iii) if the compensation to be paid to broker-dealers is other than usual and customary discounts, concessions or commissions, to disclose the terms of such broker-dealer compensation. In the above-circumstances, no offers or sales may be made by the Selling Shareholder until an effective amendment or prospectus supplement is available.

         The  Selling  Shareholders  and  broker-dealers,   if  any,  acting  in
connection with such sales, might be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities may be deemed to be underwriting discounts and commissions under the Act. The Company will not receive any part of the proceeds from the sale of the Shares by the Selling Shareholders.

                                  LEGAL MATTERS

         The validity of the Securities offered hereunder will be passed upon for the Company by Grover T. Wickersham, P.C., Palo Alto, California.



                                     EXPERTS

         The financial statements of the Company at December 31, 1995 and for the year then ended have been incorporated herein by reference in reliance upon the report of Grant Thornton LLP, Independent Certified Public Accountants, and upon the authority of said firm as experts in auditing and accounting.

         The financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the years ended December 31, 1994 and 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

========================================    ====================================


   No person is  authorized  to give any              10,475,383 Shares
information     or    to    make     any
representations    other    than   those
contained  in  this  Prospectus,  and if
given or made must not be relied upon as             POWER SPECTRA, INC.
having been authorized.  This Prospectus
does not  constitute an offer to sell or
a  solicitation  of an  offer to buy any
security  other than the Shares  offered
by this  Prospectus  or an offer to sell                Common Stock
or a solicitation of an offer to buy the
Shares in any jurisdiction to any person
to whom  it is  unlawful  to  make  such
offer    or    solicitation    in   such
jurisdiction.  Neither  the  delivery of
this   Prospectus   nor  any  sale  made
hereunder  shall under any  circumstance               ---------------
create any  implication  that there have
been no  changes  in the  affairs of the                 PROSPECTUS
Company  since  the date  hereof or that
the information  herein is correct as of               ---------------
any time subsequent to this date.

             -----------------

             TABLE OF CONTENTS                          _____________, 1996

                                   Page
                                   ----
Additional Information ...........   2
Incorporation of Certain
  Information by Reference .......   3
Prospectus Summary ...............   4
Risk Factors .....................   7
Use of Proceeds ..................  11
Selling Stockholders .............  12
Plan of Distribution .............  18
Legal Matters ....................  19
Experts ..........................  19

========================================    ====================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

        SEC registration fee ................................       $3,829
        Accounting fees and expenses ........................        5,000  *
        Legal fees and expenses .............................       20,000  *
        Blue sky legal fees and expenses ....................        2,000  *
        Miscellaneous expenses ..............................        2,000  *
                                                                 ------------
              Total .........................................     $32,829
                                                                 ============

- --------------
*  Estimated expenses

Item 15.          Indemnification of Directors and Officers

         As permitted by the General Corporation Law of California (the "Corporations Code"), the Company's Articles of Incorporation eliminate, to the fullest extent permitted under California law, the personal liability of a director to the Company for monetary damages in an action brought by or in the right of the Company for breach of a directors' duties to the Company and its shareholders. Under current California law, liability is not eliminated for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believed to be contrary to the best interest of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (vi) contracts or other transaction between corporations and directors having interrelated directors in violation of Section 310 of the Corporations Code; and
(vii) distributions, loans or guarantees made in violation of Section 316 of the Corporations Code.

         In addition, the Company's Articles of Incorporation and Bylaws provide for indemnification, to the fullest extent permitted under the Corporations Code, of directors, officers and agents of the Company and persons who serve at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         The Company has also entered into indemnification agreements with its directors and executive officers, as permitted under the Bylaws. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or executive officer of the Company of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including knowingly fraudulent, deliberately dishonest or willful misconduct.

         Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits

   4.1   Form of specimen Common Stock certificate

   5.1   Opinion of Grover T. Wickersham, P.C. re legality

  23.1 Consent of Grant Thornton LLP, independent certified public accountants (see page II-8 of the Registration Statement)

  23.2 Consent of Ernst & Young LLP, independent auditors (see page II-9 of the Registration Statement)

  23.3   Consent of Grover T. Wickersham, P.C. (included in Exhibit 5.1, above)

  25     Power of Attorney (included on page II-6 of the Registration Statement)

Item 17.          Undertakings

                  (a) Rule 415 Offering

         The Registrant hereby undertakes:

                        (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                               (i)  Include any  prospectus  required by Section
10(a)(3) of the Securities Act of 1933, as amended (the " Securities Act");

                               (ii)  Reflect  in the  prospectus  any  facts  or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                               (iii)  Include  any  material   information  with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                        (2) That for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3)  To  remove   from   registration   by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Filings Incorporating Subsequent Exchange Act Documents by Reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Request for Acceleration of Effective Date or filing of Registration Statement on Form S-8

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, California, on August 22, 1996.

                                      POWER SPECTRA, INC.



                                      By:      /s/  Gordon H. Smith
                                               ---------------------------------
                                               Gordon H. Smith
                                               Chairman of the Board and Chief
                                               Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gordon H. Smith and Edward J. Lamb, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

(Principal Executive Officer)


/s/ Gordon H. Smith                   Chief Executive Officer    August 22, 1996
- -----------------------------------   and Chairman of the Board
Gordon H. Smith

(Principal Financial and
Accounting Officer)


/s/ Edward J. Lamb                    Chief Financial Officer,   August 22, 1996
- -----------------------------------   Controller and Secretary
Edward J. Lamb

/s/ Michael I. Gamble                 Director                   August 22, 1996
- -----------------------------------
Michael I. Gamble



/s/ James A. Glaze                    Director                   August 22, 1996
- -----------------------------------
James A. Glaze



/s/ John Hewitt, Jr.                  Director                   August 22, 1996
- -----------------------------------
John Hewitt, Jr.



/s/ Gene J. Kennedy                   Director                   August 22, 1996
- -----------------------------------
Gene J. Kennedy



/s/ John W. Pauly                     Director                   August 22, 1996
- -----------------------------------
John W. Pauly



/s/ Richard A. Williams               Director                   August 22, 1996
- -----------------------------------
Richard A. Williams

Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 29, 1996, which appears on page 19 of the Annual Report on Form 10-K for the Year Ended December 31, 1995 of Power Spectra, Inc., which is incorporated by reference in this Registration Statement and Prospectus. We also consent to the reference to us under the heading "Experts" in the Registration Statement and Prospectus.



                                                      Grant Thornton LLP

San Jose, California
August 21, 1996

Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference of our firm under the captions "Summary Financial Information" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of Power Spectra, Inc. for the registration of 10,475,383 shares of its common stock and to the incorporation by reference therein of our report dated February 17, 1995, except for Note 4, as to which the date is April 7, 1995, with respect to the financial statements of Power Spectra, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                      Ernst & Young LLP

San Jose, California
August 21, 1996

                                  EXHIBIT INDEX



4.1      Form of specimen Common Stock certificate

5.1      Opinion of Grover T. Wickersham, P.C. re legality

23.1 Consent of Grant Thornton LLP, independent certified public accountants (see page II-8 of the Registration Statement)

23.2 Consent of Ernst & Young LLP, independent auditors (see page II-9 of the Registration Statement)

23.3     Consent of Grover T. Wickersham, P.C. (included in
         Exhibit 5.1, above)

25       Power of Attorney (included on page II-6 of the Registration Statement)